Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
HCA INC.
     1. The name of the corporation is HCA Inc. (the “Corporation”).
     2. The registered office and registered agent of the Corporation is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.
     3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     4. The total number of shares of stock which the Corporation is authorized to issue is one hundred twenty five million (125,000,000) shares of common stock, par value $.01 each.
     5. The Corporation is to have perpetual existence.
     6. The board of directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-laws of the Corporation.
     7. Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.